Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form F-3 (No. 333-207355) of Santander UK Group Holdings plc our report dated 1 March 2017 relating to the financial statements, which appears in this Form 20-F. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 20-F.

/s/ PRICEWATERHOUSECOOPERS LLP
London, United Kingdom
1 March 2017